Exhibit 99.1

For Immediate Release
For Further Information Contact:
Andrew Fisher at (202) 483-7000
Email: Afisher@unither.com

HON. LOUIS W. SULLIVAN JOINS

UNITED THERAPEUTICS BOARD OF DIRECTORS

Silver Spring, MD, September 4, 2002: United Therapeutics Corporation (Nasdaq: UTHR) announced today that Louis W. Sullivan, M.D. was appointed to its Board of Directors. Founding President of Morehouse School of Medicine from 1981 to 1989 and 1993-2002, Dr. Sullivan is now President Emeritus of Morehouse School of Medicine. Dr. Sullivan served as Secretary of the United States Department of Health and Human Services from 1989 to 1993, managing the Federal agency responsible for the major health, welfare, food and drug safety, medical research and income security programs serving the American public. With the addition of Dr. Sullivan, the total number of United Therapeutics directors has increased to nine.

“Louis Sullivan’s long and distinguished career in public health and medicine will be invaluable in helping guide United Therapeutics as we build on the recent U.S. approval of our lead drug, Remodulin,” said Martine Rothblatt, Chairman and CEO of United Therapeutics. “We are extremely pleased to welcome Dr. Sullivan to the United Therapeutics Board.”

Dr. Sullivan is a director of Bristol-Myers Squibb Company, 3M Corporation, Georgia-Pacific Corporation, CIGNA Corporation, Equifax Inc., EndoVascular Instruments, Inc., and BioSante Pharmaceuticals, Inc. Dr. Sullivan also serves as a founder and Chairman of Medical Education for South African Blacks, Inc., a member of the National Executive Council of the Boy Scouts of America, and a member of the Board of Trustees of Little League of America.

United Therapeutics is a biotechnology company focused on combating chronic and life-threatening cardiovascular, infectious and oncological diseases with unique therapeutic products.